EXHIBIT 4.6

MEDIUM-TERM LOAN AGREEMENT

BETWEEN BANCO DE CRÉDITO DEL PERÚ AND CEMENTOS PACASMAYO S.A.A.

MR. PUBLIC NOTARY:

You are hereby requested in your capacity as Notary Public to enter into your Record Book a Notarially Recorded Instrument evidencing the Medium-Term Loan Agreement (hereinafter, the “Loan Agreement”) entered into by and between:

•                  BANCO DE CRÉDITO DEL PERU, identified by Tax ID Number (RUC) 20100047218, with principal place of business at Calle Centenario 156, Urb. Las Laderas de Melgarejo, District of La Molina, Province and Department of Lima, acting by and through Jenny Rocío OLIVEROS AMES, holder of National Identity Card (DNI) 09647199, and Alejandro CORZO DE LA COLINA, holder of National Identity Card (DNI) 29602657, as per powers registered in Card 11009127 of the Registry of Companies in and for Lima (hereinafter, the “Bank” or “BCP”); and

•                  CEMENTOS PACASMAYO S.A.A., identified by Tax ID Number (RUC) 20419387658, with principal place of business at Calle La Colonia 150, Urbanización El Vivero, Santiago de Surco, Province and Department of Lima, acting by and through Humberto NADAL DEL CARPIO, holder of National Identity Card (DNI) 07785454, and Manuel FERREYROS PEÑA, holder of National Identity Card (DNI) 08230897, as per powers registered in [Entry B12] of Card 11076338 of the Registry of Companies in and for Lima (hereinafter, the “Client”); under the following terms and conditions:

ONE:                                                                                                                                                                                                                  DEFINITIONS AND INTERPRETATION

1.1.                              Unless expressly indicated or the context so warrants, those terms beginning with a capital letter used in this Loan Agreement shall have the meaning set forth in this Clause:

Affiliate:   With regard to a legal entity, shall mean: (i) its Subsidiaries; (ii) any legal entity that is owner of ten percent (10%) of the shares of capital stock or holder of ownership interest or that directly or indirectly participates in said percentage of the ownership thereof, whether directly or through Subsidiaries; (iii) the Subsidiaries of the latter; (iv) any person who exercises Effective Control over the legal entity and the other persons over which the legal entity also exercises Effective Control; and (v) the Subsidiaries of the latter.

Government Authority:                    Any competent entity of the Republic of Peru, including any entity that exercises executive, legislative, regulatory, jurisdictional, municipal or administrative duties corresponding to government functions and exercise jurisdiction over the persons or matters in question.

Fees: The Commitment Fee, the Structuring Fee, the Prepayment Fee and any other fee under the responsibility of the Client provided for in this Loan Agreement.

Commitment Fee: The fee for the availability of the commitment and maintenance of the Compensatory Interest Rate under this Loan Agreement, plus applicable taxes. The Commitment Fee is 0.25% annually on the average of the undisbursed balances of the Amount. The Commitment Fee shall be calculated during the Availability Period on the average daily balance of the Amount pending disbursement starting on March 1, 2012, and shall be paid on quarterly basis during the Availability Period.

Structuring Fee: The fee to be paid by the Client to BCP on the Closing Date for the structuring of the Loan, plus applicable taxes, calculated on the Amount, in accordance with the agreement reached between the Parties in a private document.

Prepayment Fee: The fee equivalent to 1.00% of the amount of the principal to be prepaid, plus the corresponding taxes.

Knowledge: The knowledge that the Client has or should have in accordance with the parameters of ordinary diligence required for its business.

Loan Agreement: This credit document, by virtue of which the Bank grants the Client a medium-term loan for up to the Amount, and the Client undertakes to pay back the sums received as a loan under the terms and conditions set forth herein, as it may be amended.

Contract of Adhesion to the Master Agreement between Secured Creditors: The contract by which the Bank adheres to the Master Agreement between Secured Creditors, as contained in Exhibit 1 to the Master Agreement between Secured Creditors.

Guarantee Trust Agreement: The agreement dated December 21, 2006, entered into by and among the Client, La Fiduciaria S.A. and Banco de Crédito del Perú, including its Exhibits, and amendments.

Master Agreement between Secured Creditors: The agreement dated December 21, 2006, entered into by and between Banco de Crédito del Perú (as Representative of the Holders of the First Issue of Cementos Pacasmayo Bonds; as Representative of the Holders of the Second Issue of Cementos Pacasmayo Bonds; and as a Secured Creditor); Citibank N.A., as a Secured Creditor; Banco de Crédito del Perú, as Representative of the Secured Creditors, with the participation of the Client, regulating the relations between the “Secured Creditors” (as this term is defined in said Master Agreement between Secured Creditors) of the Client, including its Exhibits, as amended.

Effective Control: A person (individual or legal entity) has Effective Control of another legal entity when:

a)              He/she is owner, directly or indirectly, of more than fifty percent (50%) of the shares with voting rights in the shareholders’ meeting thereof;

b)             Without holding more than fifty percent (50%) of the voting rights in the shareholders’ meeting, he/she may appoint or remove the majority of the members of the board of directors or equivalent body;

c)              He/she holds, directly or indirectly, a representation in the board of directors, or equivalent body, in excess of fifty percent (50%) of the members thereof; or

d)            By any means not set forth hereinabove (whether contractual or not), he/she controls the decision-making power inside the other person.

Payment Schedule: The schedule detailing the amount of each one of the Installments to be paid by the Client on each Payment Date, as included in Exhibit I of this Loan Agreement. The Payment Schedule included in Exhibit I hereof is referential, given that it has been prepared based on the total Disbursement of the Amount. The Payment Schedule may be amended by the Bank on the Consolidation Date, once the amounts effectively disbursed by the Bank have been determined. The Client accepts, from this point forward, the final Payment Schedule, which shall be provided to it by the Bank, except for material error, in which case said schedule shall be corrected by the Bank.

Installments: The installments to be paid by the Client to the Bank on each Payment Date by virtue of this Loan Agreement. The amount of each one of the installments is detailed in the Payment Schedule, and shall include, as applicable, the principal plus compensatory interest.

Business Day: Each one of the five (5) days of the week, beginning on Monday and ending on Friday, except for holidays, on which all the banks operating in Metropolitan Lima are open to the general public in their main offices. Notwithstanding the foregoing, for effects of payment of the principal and/or interest, when applicable, it includes Saturdays, days on which banking companies operating in Peru are regularly open to the public in their main offices, even when the opening hours on said days are restricted in number.

Disbursements: Each one of the sums disbursed by the Bank to the Client for up to the Amount under the Loan Agreement, and subject to the fulfillment of the Conditions Precedent set forth in Clause Five of the Loan Agreement.

Loan Documents: The Loan Agreement, the Master Agreement between Secured Creditors, the Contract of Adhesion to the Master Agreement between Secured Creditors, the Guarantee Trust Agreement, the Promissory Note and any other agreement or document executed or related thereto, as well as any security and/or contract that may be entered into by and between the Parties with regard to the Loan Agreement to represent, guarantee or secure the Loan, as applicable.

Dollars: The currency of legal tender in the United States of America.

Materially Adverse Effect: Any act, event or circumstance that, at the reasonable criteria of the Bank, has: (i) a material adverse effect on the financial and/or economic condition, activities, results or properties of the Client; or (ii) affects the capacity of the Client to comply with the obligations established in the Loan Documents, as well as the development of its activities; or (iii) affects the legality, validity or enforceability of any of the Loan Documents or the obligations arising therefrom, or the rights of the Bank under any of the Loan Documents.

Event of Default: Those defined as such in Clause Eleven of the Loan Agreement.

Materially Adverse Event: An event which, at the reasonable criteria of the Bank or an arbitrator, materially changes, in an adverse way, the conditions of the domestic or international capital and/or financial market and/or the local and/or international financial, political, economic, legal, exchange and/or banking conditions and/or the political and/or economic situation of the Republic of Peru.

Closing Date: The date on which all the conditions precedent set forth in Clause Five of the Loan Agreement have been met, to the satisfaction of the Bank, and the Loan Documents are executed.

Consolidation Date: The date on which the Disbursements made by the Bank shall be consolidated in accordance with this Loan Agreement. The Consolidation Date shall occur: (i) at the end of the Availability Period; or (ii) on the day on which the Bank has finished disbursing the entirety of the Amount, whichever occurs first.

Disbursement Date: The date on which the conditions precedent for the Disbursement have been met and the Disbursement is performed.

Payment Dates: Those dates on which the Client shall pay the Bank the Installments, and any other amount related to the Loan, in accordance with the Payment Schedule to be defined on the Closing Date. In case the Payment Date is not a Business Day, it shall be postponed until the following Business Day.

Specific Guarantee: The guarantee established in favor of the Bank, as detailed in Exhibit IV to the Loan Agreement, consisting of the estate in trust constituted by virtue of the Guarantee Trust Agreement.

Income Tax: The tax regulated by the Consolidated Text (TUO) of the Income Tax Act, approved by Supreme Executive Order (Decreto Supremo) 179-2004-EF and its regulations, approved by Supreme Executive Order 122-94-EF.

General Act: The General Act on the Financial and Insurance Systems, and the Organization of the Superintendency of Banking, Insurance and Private Pension Fund Management Companies, enacted by Law 26702, as amended or regulated.

Amount: The maximum amount of the Loan, totaling US$75,000,000.00 (Seventy-Five Million U.S. Dollars), in Nuevos Soles.

Applicable Laws: The laws, decrees, legal regulations of any rank, hierarchy and nature applicable in the Republic of Peru, or decisions of any Government Authority, in force as of the moment of execution of the Loan Agreement, as interpreted or amended in the future by the Government Authority.

Nuevos Soles or Local Currency: The currency of legal tender in the Republic of Peru.

Promissory Note: The incomplete security to be issued by the Client to the order of the Bank to represent its obligations under this Loan Agreement. The Promissory Note shall be drafted and issued in accordance with the form provided in Exhibit II attached hereto.

Parties: Jointly, the Bank and the Client.

GAAP: The generally accepted accounting principles in Peru.

Default Penalty: The fixed rate of interest applicable in case of the occurrence and during the continuity of any Event of Default. The Default Penalty shall be applied in addition to the Compensatory Interest Rate and shall be equivalent to a nominal annual rate of two percent (2%).

Availability Period: The period during which the Client may request and receive the Disbursements from the Bank. The duration of the Availability Period is two (2) years, counted as from the Closing Date.

Grace Period: The period during which the payment of the Installments shall not include the principal of the Loan, commencing on the Closing Date and lasting for two (2) years.

During the Grace Period, the Client shall pay the corresponding compensatory interest, as well as any other concept other than the amortization of the principal accrued.

Interest Period: The period used to determine interest, according to the Payment Schedule.

Person: Any individual or legal entity.

Loan: The loan to be made by the Bank in favor of the Client, as per the terms of this Loan Agreement.

Disbursement Request: The disbursement request to be sent by the Client to the Bank in accordance with Exhibit III.

Subsidiary: With regard to a legal entity: (i) all legal entities in which it holds all or at least fifty percent (50%) of the capital stock or ownership interests, whether directly or through another Subsidiary; and (ii) all legal entities over which it exercises Effective Control, as well as the Subsidiaries thereof.

Compensatory Interest Rate: The compensatory interest rate applicable to this Loan Agreement, equivalent to an effective annual rate of 7.50%.

Taxes: All present or future taxes, fees, contributions or withholdings, as well as any responsibility related thereto.

1.2.                              Unless expressly indicated otherwise or the context so warrants, the following rules shall be followed in the interpretation of this Loan Agreement:

(a)                                                              The singular includes the plural and vice versa;

(b)                                                             Reference to any gender includes the other gender;

(c)                                                              Reference to any contract (including this Loan Agreement and its Exhibits), document or instrument is understood as made to such contract, document or instrument, as amended or regulated, in accordance with the terms contained in each one of them and, where applicable, in accordance with the terms contained in this Loan Agreement;

(d)                                                             Unless the context warrants an interpretation to the contrary, the reference to any Clause, Section or Exhibit shall mean that Clause, Section or Exhibit of this Loan Agreement;

(e)                                                              “Including” (and thus, “includes” or “included”) means that it comprises everything indicated thereafter, without limiting the generality of the description preceding the use of said term;

(f)                                                                Any reference to “Party” or “Parties” in this Loan Agreement shall be understood as made to a party or the parties to this Loan Agreement, as applicable.

TWO:                                                                                                                                                                                                             PURPOSE AND GENERAL CONDITIONS

The Client is a publicly traded corporation established and existing under the Applicable Laws, whose corporate purpose is to engage in the preparation and manufacture of cements, lime, aggregates, cement blocks and bricks, premixed concrete and other construction materials, their byproducts and the like, including their commercialization and sale, in the Republic of Peru and abroad; the exploitation, processing and commercialization of industrial minerals; as well as the provision of inland transport services for goods nationwide, for itself and for third parties.

To achieve its corporate purpose, the Client may carry out all types of activities related to the development of the cement and industrial mineral industry; mining activities for searching, prospecting, exploration, exploitation, commercialization, general labor, beneficiation and transport; as well as all activities related to the provision of transport services for goods, for itself and for third parties. For such effects, the Client may enter into and execute all acts and contracts for administration and disposal convenient for such purpose, including its participation in other corporations in the Republic of Peru and abroad.

The Client requires a loan to be used to make investments in fixed assets, debt reprofiling and other corporate uses of the Client.

For such effect, the Client has requested a loan from the Bank and the Bank, acceding to grant the requested loan, agrees to grant it this loan for up to the Amount, in accordance with the terms and conditions set forth herein:

2.1.

The Bank grants the Client said loan for the total term of ten (10) years, which includes a grace period of two (2) years for the payment of the principal. The total term shall be counted as from the Closing Date. The principal of the loan shall be reimbursed through thirty-two (32) equal quarterly installments, in accordance with the final Payment Schedule to be established on the Consolidation Date.

During said Grace Period, the Client shall pay the corresponding compensatory interest at the Compensatory Interest Rate, as well as any other concept other than the amortization of the principal accrued.

The Client shall also pay the corresponding compensatory interest. The Disbursements made during the Availability Period shall accrue compensatory interest from the moment they are made. Said interest shall be paid on a quarterly basis, according to the Payment Schedule, on each Payment Date, even during the Grace Period.

2.2.

The Loan shall be effectively made through one or more Disbursements to be made within the five (5) Business Days following the date on which the Bank receives the respective Disbursement Request, as per the model contained in Exhibit III, and after having verified, to the Bank’s satisfaction, that each and every one of the conditions precedent set forth in Clause Five have been met.

2.3.

The Loan Amount shall be disbursed to the Client in Nuevos Soles. The Disbursements of the Loan shall be made to the current account in Nuevos Soles opened in the Bank, which the Client indicates in the Disbursement Request.

2.4.	The Disbursements shall be represented through the issuance of a single Promissory Note, which shall be subject to the following rules:

(i)

The Promissory Note shall be issued incomplete, in accordance with the provisions established in Article 10 of Law 27287 — the Securities Act, and as per the form contained in Exhibit II. The date of issue of the Promissory Note shall be the date of the first Disbursement.

(ii)

The Promissory Note shall be issued with the amount of the principal left blank, and without a due date. The amount to be inserted by the Bank shall be that established in the report on the balanced owed, as referred to in Article 132, Section 7 of the General Act, and shall include the amount of the principal, the compensatory interest, the Default Penalty, expenses and Fees enforceable pending payment, as well as the penalties owed to the Bank in accordance with the Loan Agreement. The Promissory Note shall become due on the date on which the Bank issues the balanced owed indicated.

For such effects, the Client authorizes the Bank to complete the Promissory Note in accordance with the provisions established in the Circular of the Superintendency of Banking, Insurance and Private Pension Fund Management Companies (SBS) G-0090-2001, in case of an Event of Default on the payment obligations of the Client under this Loan Agreement resulting in the termination and/or acceleration of the terms of the Loan in accordance with Clause Twelve.

(iii)

The Client accepts that, as from the due date of the Promissory Note until the effective payment thereof, the amount owed under the Promissory Note shall accrue interest at the Compensatory Interest Rate and the Default Penalty, which the Client accepts in advance.

(iv)	The amount owed by the Client under the Promissory Note shall necessarily be paid in Nuevos Soles, in accordance with the provisions established in Clause Six.

(v)	The Promissory Note shall be issued “without protest,” without prejudice to which the Bank may protest it, in which case the Client shall assume the expenses of said process.

(vi)

A copy of the Promissory Note, duly numbered, shall be delivered to the Client, and the respective delivery shall be placed on record, as well as the number assigned to the Promissory Note, in a proof of delivery form.

(vii)

The Parties expressly agree that in no case shall the delivery or issuing of the Promissory Note extinguish the primitive obligation, even when, due to the fault of the Bank, this is detrimental to the Promissory Note. This is a covenant to the contrary of the provisions established by Article 1233 of the Civil Code.

(viii)

In accordance with the provisions established by Article 1279 of the Civil Code, the issuing, renewal or other accessory change of the Promissory Note, including its substitution and/or replacement with a similar one, shall not constitute the novation of the obligations established in the Loan Agreement.

(ix)

When the transfers, assignments or other acts established in Clause Eighteen are performed, the Client authorizes the free transfer of the Promissory Note to the assignee or new creditor, expressly waiving the right to include any clause that prevents the negotiation thereof in accordance with this clause. The Client shall not be obliged to issue a new Promissory Note in favor of the assignee or new creditor in case of an assignment of contractual position or an assignment of all the rights of the Loan Agreement, unless the Bank, the assignee or the new creditor request that it do so.

2.5.

It is hereby expressly established that the Disbursements of this Loan shall be made after the Closing Date, only during the Availability Period, in accordance with the terms established in this Loan Agreement, and provided that the fulfillment of each and every one of the conditions precedent set forth in Clause Five have been verified, to the satisfaction of the Bank, prior to the Disbursements.

2.6.	The Disbursements of the Loan shall be used by the Client solely for making investments in fixed assets, reprofiling of debt and other corporate uses of the Client.

THREE:                                                                                                                                                                                                    COMPENSATORY INTEREST

The Loan shall accrue compensatory interest at the Compensatory Interest Rate, which shall apply to the balances of the principal owed. The compensatory interest shall be paid in addition to any reimbursement for expenses, Fees, services and taxes applicable.

The compensatory interest shall be calculated on a quarterly basis by Interest Period expired, and shall be paid on each Payment Date.

The interest payable on each Payment Date shall be calculated based on a year of three hundred sixty (360) days, and shall consider the number of days effectively elapsed.

The Compensatory Interest Rate shall be free of any deduction applicable as a result of the execution of this Loan Agreement.

FOUR:                                                                                                                                                                                                          DEFAULT PENALTY

The default by the Client on the payment of the Installments on their respective Payment Date or any other amount owed to the Bank for any reason, payable on the occasion that may correspond under this Loan Agreement, or the configuration of any event that constitutes an Event of Default, shall result in the obligation of the Client to pay, until such time as the Event of Default has been rectified, where applicable, in addition to the compensatory interest agreed to, the Default Penalty, as well as any other additional concept agreed to, plus reimbursement for expenses, Fees accrued and enforceable, services and taxes applicable.

For effects of the provisions established in the preceding paragraph, and in accordance with Article 1333, Section 1 of the Civil Code, the Client shall automatically be in default without the need for any request or notification whatsoever.

FIVE:                                                                                                                                                                                                                 CONDITIONS PRECEDENT

5.1	Conditions Precedent for the Closing Date: The following are the conditions precedent for the Closing Date:

5.1.1

Due Diligence: The legal, financial, and environmental due diligence shall have been satisfactorily completed, at the sole criteria of the Bank, practiced on the Client by the law firm selected by the Bank, and no contingencies shall have been detected which, at the criteria of the Bank, may modify the risk of the Client considered for the approval of the Loan.

5.1.2

Non-existence of Proceedings or Lawsuits: The Client shall not have any lawsuits, investigations or judicial or administrative proceedings pending whatsoever, whether in process or impending, before any Government Authority, administrative court, the Judiciary or an arbitration or any other type of court, that may: (i) directly affect the possibility of complying with its obligations under the Loan; (ii) affect the validity, legality or enforceability of any of the Loan Documents; and/or (iii) may reasonably have a Materially Adverse Effect.

5.1.3	Authorizations: The Bank shall have obtained all the credit approvals necessary.

5.1.4

Loan Documents and Powers of Attorney: The Client shall have executed all the Loan Documents to the satisfaction of the Bank, and the powers of attorney of the legal representatives necessary for the execution of said documents and the Disbursement Request shall have been accredited as duly registered in the corresponding Public Records Office, and shall remain in full force and effect as of the moment when the Disbursements are requested.

Likewise, the Client shall have provided the following, to the satisfaction of the Bank: (i) this preliminary agreement and the Notarially Recorded Instrument made from the Loan Documents;

(ii) the Promissory Note, duly executed by the Client through its representatives duly authorized for such purpose; (iii) certified copies of the board of directors’ resolution or relevant corporate authorization, including the authorization of any third parties that may be applicable, and a certified copy of the powers of attorney of the representatives duly authorized for such purpose; and (iv) any other document the Bank may request.

5.1.5	Absence of Materially Adverse Events or Materially Adverse Effects: No Materially Adverse Event or Materially Adverse Effect shall have occurred.

5.1.6

Payment of Fees and expenses: The Client shall have paid the Structuring Fee, the Commitment Fee accrued as of the Closing Date, and any other expense or fee owed to the Bank that the Client is bound to pay by virtue of the Loan Agreement and which it must pay on the Closing Date.

5.1.7

Financial statements: The Client shall have provided the Bank with its financial statements for the last quarter, and the audited annual statements for the last fiscal year, prepared in accordance with the GAAP in force in the Republic of Peru.

5.2

Conditions precedent for the Disbursement Date: In addition to the conditions precedent for the Closing Date set forth in the preceding points 5.1.1 through 5.1.7, for the performance of the Disbursements, the following conditions shall have been met:

5.2.1

Compliance with the Client’s Obligations: The Client shall be in compliance with all its obligations established in the Loan Documents and have complied with the payment of all the Fees, expenses and Taxes under its responsibility by virtue of this Loan Agreement. For such effects, when requesting the Disbursements, the Client shall represent that (a) it has met each and every one of the Conditions Precedent for the Disbursements; (b) the representations and statements made in the Agreement continue to be true, correct and accurate; (c) the Client is in compliance with all the obligations under its responsibility in accordance with the Loan Agreement; and (d) none of the Events of Default has been verified as of said date or shall be verified as a result of the Disbursement Request.

5.2.2

Non-existence of any Event of Default: No Event of Default whatsoever under this Loan Agreement or any other default considered material at the criteria of the Bank shall have occurred. Furthermore, no act or event shall have taken place which, by the sole passage of time, the delivery of a notification, or both, may configure an Event of Default.

5.2.3

Loan Documents: The Client shall have executed all the Loan Documents, to the satisfaction of the Bank, and the powers of attorney of the legal representatives necessary for the execution of said documents and the Disbursement Request shall be duly accredited as registered in the corresponding Public Records Office.

The Client, to the satisfaction of the Bank, shall have granted and executed the Specific Guarantee in favor of the Bank.

Likewise, the Client, to the satisfaction of the Bank, shall have delivered: (i) the preliminary agreement and the Notarially Recorded Instrument arising therefrom; (ii) certified copies of the resolution of the board of directors or relevant corporate authorization, including the authorizations of third parties applicable, and a certified copy of the powers of attorney of the representatives duly authorized for such purpose; and (iii) any other document the Bank may request.

5.2.4

Disbursement Request: The Client shall send a written Disbursement Request to the Bank no later than five (5) Business Days prior to the proposed Disbursement Date and the proposed Disbursement Date falls within the Availability Period.

5.2.5

Insurance Policies: The Client shall have taken out insurance policies against all risks for its assets with first-class insurance companies, and in accordance with the standard requirements for the industry in which the Client is involved.

5.2.6

Promissory Note: The Client shall have provided the Bank with the Promissory Note on the Disbursement Date in accordance with Exhibit II, and the Promissory Note shall be duly executed by the authorized representative(s) of the Client.

5.2.7

Payment of Fees and expenses: The Client shall have complied with the payment of all the Fees, penalties, expenses and any other amount owed to the Bank which it is bound to pay by virtue of this Loan Agreement.

5.2.8	Absence of Materially Adverse Events or Materially Adverse Effects: No Materially Adverse Event or Materially Adverse Effect shall have occurred.

5.2.9	Authorizations: The Client shall have obtained and keep in force all the licenses, permits and authorizations necessary to maintain and develop its business and operations.

5.2.10

Financial statements: The BCP shall have received, to its satisfaction, the latest unaudited quarterly financial statements of the Client and the audited annual financial statements from the last fiscal year.

5.2.11

Non-existence of Proceedings or Lawsuits: The Client shall not have any lawsuits, investigations or judicial or administrative proceedings pending whatsoever, whether in process or impending, before any Government Authority, administrative court, the Judiciary or an arbitration or any other type of court, that may: (i) directly affect the possibility of complying with its obligations under the Loan; (ii) affect the validity, legality or enforceability of any of the Loan Documents; and/or (iii) may reasonably have a Materially Adverse Effect.

The Parties agree that the Bank has the right to determine the fulfillment of the conditions precedent referred to in this Clause for purposes of making each Disbursement. In case the Bank finds that any condition has not been met, it shall inform the Client of this fact so that the Client may carry out the acts aimed at meeting the condition which, at the Bank’s criteria, has not been fulfilled. If the Client does not meet the condition referred to in the abovementioned notice within five (5) Business Days after receiving said notice, then the Bank shall have no obligation and/or responsibility whatsoever to the Client to perform the respective Disbursement. The Bank reserves the right to reformulate the terms and conditions of the Loan, at its criteria, and propose them to the Client for its acceptance, or to terminate this transaction, without any responsibility whatsoever on the part of the Bank, a situation which the Client expressly accepts.

SIX:                                                                                                                                                                       PAYMENT IN THE SAME CURRENCY AND CHARGE ON ACCOUNT

It is a condition of this agreement, and especially with regard to the payment of the principal and the compensatory interest, the Default Penalty and other expenses, services and taxes applicable arising from the Loan Agreement, that all payments shall be made exclusively in Nuevos Soles.

For such effect, the Client shall place at the disposal of the Bank sufficient funds to meet the payments in their entirety, for which purpose the Client authorizes the Bank to charge the amounts owed to any of its accounts in any of the offices or branches of the Bank in the country or abroad, or to any funds, deposits or valuables in any currency that may be in its possession or that of its Subsidiaries to be credited to it, without the need for prior authorization or subsequent conformity.

In case of the occurrence and during the subsistence of an Event of Default, the Bank shall also have the right to withhold and apply to the amortization and/or payment of the balance owed by the Client all sums, deposits or valuables of any nature, which are in its possession for any reason and are destined to be credited or delivered to it. Accordingly, the Bank may exercise the right of compensation, as per Article 132 of the General Act, free of all responsibility for the price obtained.

SEVEN:                                                                                                                                                                                                 FEES AND PREPAYMENT

7.1	The Parties agree that no prepayment may be made during the Availability Period.

7.2

Once the Availability Period has elapsed, if the Client intends to make a partial or total prepayment of the Loan, it shall send the Bank a written notice no later than ten (10) Business Days prior to the effective date of the prepayment, announcing its intention to prepay.

7.3	If the prepayment is made, the Client shall be obliged to pay the Prepayment Fee.

7.4

The Prepayment Fee shall not apply only in the case that said Prepayment is the result of a medium-term loan structured by BCP, provided that said loan has a Compensatory Interest Rate greater than or equal to that applicable to this Loan.

7.5	Prepayments may be made only on the Payment Dates and for amounts of no less than US$1,000,000 (One Million U.S. Dollars) or amounts that exceed said minimum by a whole multiple thereof.

7.6

Prepayments shall be applied to reducing the principal owed. Accordingly, after each prepayment, the amount of each one of the Installments pending shall be adjusted based on the balance of the principal owed. In case the prepayment is partial, it shall be applied to the payment of the Installments for the payment of the principal, beginning with the final Installment and working progressively backwards. In all cases, any prepayment shall be sufficient to pay off one or more Installments of the principal, but always for the total amount thereof. Therefore, prepayments involving the partial payment of any Installment shall not be accepted.

EIGHT:                                                                                                                                                 RENEWAL OF THE PAYMENT OBLIGATION

The Bank may, at its exclusive criteria and without involving any obligation under its responsibility, accept the total or partial renewal of the payment obligations expressed in the foregoing clauses, plus interest and other authorized concepts, plus reimbursement for any expenses, fees, services and taxes applicable, through the renewal or extension of the Promissory Note or the issuing of new Promissory Notes for the balances owed, without this involving a novation, in which case the guarantees granted shall be understood as in force and shall be likewise subject to the terms and conditions set forth in the preceding clauses until the payment in full of the sums the Client owes to the Bank.

NINE:                                                                                                                                                            REPRESENTATIONS AND WARRANTIES OF THE CLIENT

The Client represents and warrants to the Bank on the date of this Loan Agreement that:

9.1.

Organization and Qualification: It is a publicly traded corporation established and existing under the Applicable Laws, with the power thereunder to be the owner of its assets and carry out its ordinary activities.

9.2.

Powers and Authorizations: It possesses and has granted to it representatives all the powers and authorizations necessary to execute this Loan Agreement and the Loan Documents, as well as to meet all the obligations assumed thereunder.

9.3.

Mandatory Compliance and Valid Legal Act: This Loan Agreement and the obligations arising herefrom constitute valid and binding obligations, of mandatory compliance for the Client, except for the provisions established in the Applicable Laws on bankruptcy matters.

The execution of the Loan Agreement is a valid legal at that does not violate the Applicable Laws.

9.4.

Government authorizations: The Client has all the authorizations, licenses, permits and concessions required by the Government Authorities under the Applicable Laws to carry out its habitual activities, execute and perform this Loan Agreement and meet the obligations assumed hereunder, which are currently in force and are not subject to any condition or requirement whatsoever, including all those of an environmental nature, if required, or others required for its operation. Any authorization that the Client may require in the future, starting on the date of execution hereof, shall be obtained within the term legally provided for such purpose.

9.5.

Nonexistence of disputes: The execution and performance of the Loan Documents by the Client is not in conflict, nor does it create a situation of default with regard to: (i) the terms, conditions or provisions of the corporate by-laws or other articles of incorporation of the Client; (ii) the Applicable Laws, or any judgment, court order, judicial mandate, award or decision of any court, tribunal or Government Authority; or (iii) any agreement or contract to which the Client is party or by which it is bound.

Neither is there any paramount right, encumbrance, restriction, limitation and/or impediment of any nature that prevents, prohibits, limits and/or in any way restricts (i) the powers and rights of the Client to execute the Loan Agreement; or (ii) the powers and rights of the Bank arising from the Loan Agreement.

9.6.	Legal situation: The Client is not in situation of noncompliance with the Applicable Laws or a situation of noncompliance with a judgment, court order or decision of any court or Government Authority.

9.7.

Contractual situation: The Client is not in a situation of noncompliance under any contract or agreement whatsoever to which it is party or which applies to it, nor affected by any fact or circumstance that constitutes an Event of Default or which may cause a Materially Adverse Event or have a Materially Adverse Effect on the Client.

9.8.

Financial statements: The Client has placed at the disposal of the Bank its audited financial statements as of December 31, 2010, and its financial situation statements as of December 31, 2011. All this financial information is correct, complete, and reflects the financial standing of the Client in accordance with the GAAP.

The Client does not hold direct or contingent assets other than those (i) referred to or reflected in the abovementioned financial statements as of said dates; (ii) resulting from this Loan Agreement; or (iii) previously reported to the Bank.

9.9.	Materially Adverse Event or Materially Adverse Effect: No Materially Adverse Event or Materially Adverse Effect have occurred.

9.10.

Judicial, Arbitration and/or Administrative Proceedings: There is no action, investigation, complaint, judicial, arbitration and/or administrative proceeding whatsoever pending or underway, of which it has been notified, nor does it have any Knowledge of the impending beginning of any of which it has not been notified, nor of any written complaint or claim whatsoever against the Client or its assets in any court, government commission or committee, board, agency or arbitration, or Government Authority, that may reasonably cause a material adverse change or a Materially Adverse Effect in the Client.

9.11.

Accuracy and Coverage of the Information Provided: The representations and warranties made by the Client in this Loan Agreement do not include the false declaration of any fact or omit any fact that may cause the information provided by the Client to mislead the Bank into committing an error.

9.12.

Nonexistence of Acts of God and Force Majeure Events: The businesses and properties of the Client have not been affected nor are they currently affected by fire, explosion, accidents, strikes, lockouts or any other labor problem, drought, storms, hail, earthquakes, embargoes, or by any other circumstance that may negatively affect the Client or its operations, or that may reasonably cause a Materially Adverse Effect.

9.13.

Taxes: The Client has prepared, completed, signed and submitted to the National Superintendency of Tax Administration and other Government Authorities, including municipal authorities, the forms for all taxes which it is legally obligated to pay, and has paid them.

As of this date, there is no proceeding or dispute whatsoever pending between the Client and any Government Authority whatsoever with regard to taxes.

9.14.	Immunity: The Client does not possess immunity with regard to the jurisdiction and competence of any court, arbitration or tribunal whatsoever, or with regard to any legal proceeding or complaint.

9.15.	Use of the Funds: The funds obtained through this Loan shall be used solely for the purposes specified in Clause Two of this Loan Agreement.

9.16.

Subordination: The payment of this Loan is not, nor shall it be, subordinated in priority, rank or payment to any other debt or obligation, assumed before or after the date of execution of this Loan Agreement, unless otherwise provided for by the Applicable Laws, and maintains and shall continue to maintain at least pari passu status with regard to other unsubordinated debts. Likewise, all loans and debts with any shareholder of the Client have been subordinated to the obligations assumed under the Loan.

9.17.

Bankruptcy proceedings: It is not involved in any proceeding for bankruptcy, insolvency, reorganization, equity restructuring, liquidation or any other procedure for the ceasing of payments under the Applicable Laws, whether commenced voluntarily or by third parties, nor is it in negotiations to reach a general refinancing of its obligations.

9.18.	Event of Default: It is not involved in any event, act or situation that, in its opinion, constitutes or may reasonably constitute an Event of Default.

Each one of the representations and warranties made by the Client in accordance with this Clause shall be correct and true on the Closing Date, as well as on the Disbursement Dates.

TEN:                                                                                                                                                                                                                 OBLIGATIONS OF THE CLIENT

The Client hereby assumes the obligation to comply with the following affirmative and negative covenants:

10.1    Affirmative Covenants

10.1.1

Pay the Bank, on the Payment Dates and within the terms established in this Loan Agreement, each and every one of the sums corresponding in accordance with this Loan Agreement, as well as the interest accrued and any sum for expenses, Fees, etc., applicable hereunder.

The Bank shall apply all amounts received in the following order: (i) to the reimbursement of fees pending payment; (ii) to the payment of the Fees established in this Loan Agreement; (iii) to the payment of any unpaid Default Penalty; (iv) to the payment of unpaid compensatory interest; (v) to the payment of the principal of the Installments due; and finally, (vi) to the payment of the principal of the Installments not yet due, where applicable.

10.1.2

Provide complete and accurate information when required to do so by the Bank, in writing, at least three (3) Business Days beforehand, and allow the technical personnel of the Bank to verify, during the normal office hours of the Client, the correct application of the Loan, provided that a written request has been sent by the Bank at least three (3) Business Days prior to the visit, especially granting access to all accounting records, files and premises necessary for such purpose.

10.1.3	Keep its accounting books and records in accordance with the GAAP and the opinions of the independent auditors of the Client.

Provide the Bank with a copy of (i) its audited individual and consolidated annual financial statements as soon as possible, but in all cases within the first one hundred twenty (120) calendar days following the close of the fiscal year; (ii) annual report; and (iii) its unaudited individual and consolidated quarterly financial statements within sixty (60) calendar days following the end of the respective quarter. This information shall be submitted together with the certificate referred to in Sub-Point 10.1.4.

10.1.4

Provide the Bank, together with each piece of financial information indicated in the preceding point of this section, with a certificate signed by the general manager of the Client or any other person with the powers of representation necessary to perform said certification, representing that: (a) the Client is complying with and faithfully observing the obligations assumed by virtue of the Loan; (b) the non-occurrence of Events of Default or Materially Adverse Events.

10.1.5

Inform the Bank, no later than the Business Day following that on which it received Knowledge, of any event or circumstance that may reasonably constitute a Materially Adverse Event or have a Materially Adverse Effect.

10.1.6

Immediately inform the Bank if a creditors’ meeting is formed or an insolvency proceeding is brought against it under the Applicable Laws. In said case, the Client shall provide a solution and render said proceeding null and void within a maximum term of sixty (60) calendar days, counted as from the date on which said event is verified.

10.1.7

Inform the Bank, no later than the Business Day following that on which it is served notice of the court order for the seizure, embargo or any other preliminary injunction resulting from judicial or enforcement proceedings of any nature, over any of the assets of the Client. For such effects, only amounts in excess of US$2,000,000 (Two Million U.S. Dollars) or its equivalent in Nuevos Soles shall be considered.

10.1.8	Maintain the operation and line of business, managing it adequately under the standards and practices applicable to the industry, and not make any significant change in the main line of business.

10.1.9

Comply with the Applicable Laws, including those on the protection of the environment; remain up-to-date in the compliance with its tax, labor and pension obligations, and its obligations with Pension Fund Management Companies, as well as maintaining the relevant licenses, permits, authorizations and rights for the development of its activities.

10.1.10	Use the funds provided by the Loan solely for the purposes set forth in Clause Two.

10.1.11	Perform operations with Subsidiaries, Affiliates or economically related companies only under market conditions.

10.1.12	Keep its assets properly maintained and duly insured against all risks common to the industry.

10.1.13	Subordinate all loans or debts with shareholders, Affiliates or Subsidiaries granted before or after the date of execution of this Loan Agreement to the obligations assumed by the Client hereunder.

10.1.14

Have all the necessary authorizations and licenses required from Government Authorities under the Applicable Laws to (i) carry out its habitual activities; (ii) comply with this Loan Agreement; and (iii) to fulfill the obligations assumed hereunder, which shall be maintained in force.

10.1.15	Maintain its pari passu status with regard to other obligations.

10.1.16	Maintain the Specific Guarantee in force.

10.2	Negative Covenants

10.2.1

Abstain from participating in any process of corporate reorganization, liquidation or merger, except in those processes of corporate reorganization, liquidation or merger carried out with its Subsidiaries or for the creation of Subsidiaries, provided that these latter processes do not result in an Event of Default.

Likewise, abstain from performing spin-offs of equity blocks related to the main line of business and which, as a consequence thereof, may result in an Event of Default.

10.2.2

Abstain from distributing dividends or any other form of distribution to its shareholders, as well as reducing its capital stock, without the prior written authorization of the Bank, when (i) the Client is in default on its contractual obligations with the Bank or any of its financial creditors; or (ii) said distribution or reduction of capital stock may result in an Event of Default.

10.2.3

Abstain from paying back loans to its shareholders, directors, managers or companies, whether economically related or not, Affiliates or Subsidiaries, when (i) the Client is in default on its contractual obligations with the Bank or any of its financial creditors; or (ii) said payment may result in an Event of Default.

10.2.4

Unless previously authorized in writing by the Bank, abstain from selling, assigning, leasing, transferring or, in general, disposing of assets, provided that this may have a Materially Adverse Effect on the Client.

10.2.5	Abstain from changing the line of business, except with the express authorization of the Bank.

10.2.6

Without the prior written authorization of the Bank, abstain from granting financing to third party individuals or legal entities, provided that such financing represents an amount in excess of 5% of the Client’s net equity, according to the latest unaudited quarterly financial statements of the Client. This shall not apply in case of Subsidiaries.

10.2.7	Abstain from making changes in the Effective Control of the Client, without the prior written consent of the Bank.

10.2.8	Not incur in, nor cause its Subsidiaries or Affiliates to incur in, new financing or financial obligations, if said events may have a Materially Adverse Effect on the Client.

10.3	Financial obligations

Maintain a solid financial and operating situation during the entire duration of this Loan Agreement, so as to reasonably meet the projections presented by the Client to the Bank.

Thus, the Client is obliged to maintain the following financial ratios:

(i)                                    Current Assets (*) / Current Liabilities higher than 1x

(ii)                                 EBITDA / Debt Service higher than 1.5x

(iii)                              Net Financial Debt / EBITDA less than 3.0x

For effects of the calculation of these financial rations, the following definitions shall be taken into account:

EBITDA shall be understood as the sum of the operating profit plus depreciation plus amortization for a given period.

“Net Financial Debt” is understood as all the payment obligations with financial or capital market institutions, as well as any other payment obligation that accrues interest, plus contingent obligations, which are understood as letters of guarantee and/or letters of credit and/or personal guarantees less cash and banks for the period.

“Debt Service” is understood as the sum of the expenses due to interest corresponding to short- and long-term loans, plus amortization of Financial Debt.

(*) The Current Assets shall not include non-trade accounts receivable from Subsidiaries or securities or investments in securities related to Subsidiaries.

The calculation of these ratios shall be performed on a quarterly basis in the months of March, June, September and December of each year, based on the individual financial statements of the Client.

For effects of the calculations related to the compliance with financial obligations to be performed in March, June and September, the figures of the Profit and Loss Statement and the figures of the Cash Flow Statement equivalent to the sum of the last four (4) quarters of the Client shall be considered. For the review of the Rations corresponding to December 31, the audited annual report shall be used.

ELEVEN:                                                                                                                                                                                      EVENTS OF DEFAULT

The Parties agree that each one of the following circumstances constitutes an Event of Default:

11.1.

Default on the payment obligation: If the Client defaults on the payment of (i) any Installment or any amount corresponding to the principal or interest owed under this Loan Agreement; or (ii) any commission, fee, expenses, service, tax or any other concept to be paid and/or reimbursed within the terms established, by virtue of the Loan Documents.

11.2.

Falsity of any representation or warranty: If any of the representations or warranties made by the Client herein is (i) false or (ii) incomplete, or if any of the representations or warranties is rendered false or incomplete due to a change in circumstances.

11.3.

Bankruptcy or liquidation proceedings: If the Client commences a proceeding for bankruptcy, refinancing, insolvency, restructuring of liabilities, ceasing of payments, disencumbrance of equity, liquidation, dissolution, or equivalent, or if any such proceedings are brought against it, or if it appoints a trustee, receiver or liquidator or any similar figure whose appointment is intended for such purpose or, in general, in any other proceeding which, at the criteria of the Bank, is similar, and such procedure, in case it is brought by third parties, is not declared unfounded, dismissed or closed within sixty (60) calendar days following the service of notice thereof to the Client.

Likewise, if the Client or any of its Subsidiaries (i) commences a proceeding for bankruptcy or equity restructuring regulated under the Applicable Laws or any process for the ceasing of payments, or any such proceeding is brought against them, and said proceeding, in case it is brought by third parties, is not declared unfounded, dismissed or closed within sixty (60) calendar days following the start thereof; or (ii) a proceeding for dissolution or liquidation is begun or its shareholders agree to the dissolution and liquidation of the Client.

11.4.

Cross Default: If the Client defaults on any of the obligations assumed by virtue of any other contract and/or material agreement entered into with any Person and said default results in the termination or early expiration of the term for the compliance with its obligations arising from said contract or agreement.

For these effects, only those defaults on payments obligations which jointly exceed US$2,000,000 (Two Million U.S. Dollars) or its equivalent in Nuevos Soles shall be considered, except by authorization of the Bank. Likewise, defaults to suppliers where there is a duly supported claim pending shall not apply.

11.5.

Change in Effective Control: If any changes in the Effective Control of the Client occur without the prior consent of the Bank. It should be noted that any refusal by the Bank to grant its conformity shall be duly justified, and, where applicable, the Client shall have the right to prepay the Loan.

11.6.

Expropriation or nationalization: If, on a date subsequent to the execution of this Loan Agreement, the Peruvian government carries out any act that, at the duly founded criteria and discretion of the Bank, (i) may result in the deprivation of any of its rights as a credit under this Loan Agreement; or (ii) confiscates, expropriates or nationalizes the property or Effective Control of the Client over its goods or the assets, shares or significant rights of the Client that put at risk, at the Bank’s criteria, the repayment of the monetary obligations of the Loan Agreement.

11.7.

Noncompliance with a Court Ruling, Arbitration Award or Administration Resolution: If the Client fails to comply with any final and binding court ruling, arbitration award or administrative resolution. For such effects, only those non compliances which jointly exceed US$2,000,000 (Two Million U.S. Dollars) or its equivalent in Nuevos Soles shall be considered.

11.8.

Non-transfer of assets and other negative covenants: If the Client sells, assigns, transfers or, in general, disposes of assets that may cause a Materially Adverse Effect on the Client, without the consent of the Bank.

11.9.	Materially Adverse Effect or Event: Any Materially Adverse Effect or Materially Adverse Event occurs.

11.10.

Allocation of the funds from the Loan: If the Client allocates, in whole or in part, the funds obtained from the Loan, without the prior written authorization of the Bank, for purposes other than those agreed to herein.

11.11

Validity and Force of the Loan Documents and the Specific Guarantee: If the Client, its Affiliates, Subsidiaries or any of their related companies commences a procedure aimed at obtaining a pronouncement from a Government Authority with regard to the nullity, annulability, enforceability, rescission, or termination of any of the Loan Documents, or if any of the Loan Documents is declared null, annullable, unenforceable, terminated or rescinded by any Government Authority as a result of a request filed by any Person other than the Bank.

Likewise, if any process or judicial, arbitration or administrative proceeding is commenced for the purpose of questioning the legality, force, validity or enforceability of the Specific Guarantee, and the Client does not inform the Bank, within the following ten (10) Business Days, of the legal actions to be taken in order to guarantee to the Bank—who shall reasonably evaluate said proposals for action—that the result of said process or proceeding shall not result in a Materially Adverse Effect.

11.12

Assignment: If the Client performs any act for the purpose of assigning its contractual position or its rights in this Loan Agreement or transferring its obligations arising herefrom, without the prior consent of the Bank.

11.13	Default on obligations under the Loan: If the Client defaults on any affirmative and/or negative covenant and/or financial obligation and/or any other obligation assumed under the Loan Documents.

11.14	Default on other obligations: If the Client fails to comply with any other material legal obligation and the failure to comply with said obligations may cause a Materially Adverse Effect.

11.15

Insurance policies: If the Client fails to maintain in force the insurance policies insuring its assets and said noncompliance is not rectified within forty-five (45) Business Days of the occurrence thereof.

11.16

Pari passu: If the obligations arising from this Agreement cease to maintain at least pari passu status with regard to any other present or future obligation of a similar nature, and said failure is not rectified within a term of thirty (30) Business Days after the occurrence thereof.

11.17

Act of God or Force Majeure Event: The occurrence of accidents, strikes, lockouts, or any other labor problem, fire, explosion, drought, storms, hail, earthquakes, embargoes, or any other circumstance that affects the business and properties of the Client and cause a Materially Adverse Effect.

The Events of Default described in the preceding points shall be understood as having been constituted on the day they occur, unless a term of rectification is expressly indicated, in which case the corresponding Event of Default shall be understood as constituted on the date on which the term for rectification expires and the rectification thereof has not been carried out.

TWELVE:                                                                                                                                                          CONSEQUENCES OF THE EVENT OF DEFAULT

12.1.

In case an Event of Default is constituted under this Loan Agreement, the Client shall acknowledge the bank starting as of such time, the Compensatory Interest, the Default Penalty and any other additional concept from the Loan Agreement, at the Compensatory Interest Rate, plus the Default Penalty until the day on which they are effectively paid.  The interests shall be settled and capitalized on the opportunities decided by the Bank subject to law and in conformity with terms permitted by legal norms in force and/or pertinent Government Authorities.

Subject to the provisions in the above paragraph, the Default Penalty shall immediately accrue as of the date the Client defaulted the pertinent payment or other obligation under this Loan Agreement, without the need of constituting the default, additional notification or any other formality.

12.2.	Likewise, in case of the occurrence of any Event of Default contained in the Eleventh Clause above, the Bank with full legal right, shall;

(i)

Terminate this Loan Agreement according to the provisions in the article 1430° of the Civil Code, and/or declare overdue the terms of the Loan, through written notarial notice to the Client, along with the settlement of the owed balance about which numeral 7, article 132° of the General Act refers to, and demand immediate payment of all sums owed to the Bank under this Agreement;

(ii) Enforce and/or judicially demand payment of the entire owed sums under the Promissory Note issued as a result of Disbursements; and/or,

(iii)

Request the enforcement of the Specific Guarantee as provided in the Guarantee Trust Agreement, the Contract of Adhesion to the Master Agreement between Secured Creditors and the Master Agreement between Secured Creditors.

Delay on part of the Bank in exercising the rights referred to in this Point 12.2 shall not be construed as presumption of waiver thereof.

12.3.

In case of the termination of the Loan Agreement all commitments assumed by the Bank with regard to the present Loan Agreement shall be terminated, and all pending obligations as they may result from it shall immediately be terminated and without force.

12.4.

The termination of the present Loan Agreement does not affect, whatsoever, the Specific Guarantees granted in favor of the Bank, those of which keeping their full force and effect until payment in full of the obligations owed by the Client.

THIRTEEN:                                                                                                                                                                       GUARANTEE

The compliance with the obligations that results from this Loan Agreement is guaranteed by the Specific Guarantee.

FOURTEEN:                                                                                                                                                                    COSTS INCREASE

The Bank reserves the right to increase the costs of this Loan as may be the case of any increase in the costs of the money that affects it due to any change in taxation, increment or modification of the regime for statutory reserve or changes in the interpretation of applicable regulations by any court or relevant authority or by changes in law or in the Peruvian banking regulations; or as per provisions by the Central Reserve Bank of Perú or other Government Authority which may grant right for, alternatively readjusting the compensatory interest rate or the Default Penalty under this Loan Agreement, request payment for the pertinent sums or debit the account(s) that the Client has in the Bank with the additional sums to compensate the Bank for such increasing costs.  For this effect, a written communication from the Bank to the Client will suffice, notifying and substantiating the change of rate or the requirement for payment.

Likewise, the parties agree that the compensatory interest rate and the Default Penalty agreed in this Loan Agreement may be modified by the Bank in case the risk rating of the Client deteriorates or in the event that national or international finance market conditions deteriorate.

FIFTEEN:                                                                                                                                                                                   TAXES

All of the present and future Taxes applicable as per Applicable Regulations that may apply on the Loan, including its interests, expenses and fees shall be of the exclusive responsibility of the Client.  The income tax that levies the operations of the Bank is excluded.

Likewise, the Client undertakes to reimburse the Bank any new Tax that it is to pay under the Applicable Regulations regarding the Loan Documents, including its interests, surcharges, fines and penalties.  The reimbursement shall be made within the next ten (10) calendar days following the date on which the Bank makes such requirement to the Client.

All payments related to the capital, interests and expenses made by the Client to the Bank according to the Loan Documents shall be made without deduction or withholding either existent or future taxes nor other applicable Taxes in Perú or overseas, if that is the case.  If the Client or the Bank should withhold or deduct Taxes, the sums to be paid to the Bank shall be increased in the sum necessary so that the Bank receives the total amount that would correspond if such Taxes would not exist.

SIXTEEN:                                                                                                                                                                                  NOTIFICATIONS

16.1.

Unless this Loan Agreement or the Applicable Regulations establish specific formalities, all notifications and/or communications must be done in writing, personally delivered (including courier or express service or fax shall be addressed to the persons below:

The Bank

Addressee:	Alejandro Vizquerra
Address:	Calle Centenario N° 156, La Molina, Lima
Telephone:	313-2000
Fax:	313-2555

The Client
Addressee:	Manuel Ferreyros /Juan Yamamoto
Address:	Calle La Colonia 150, Urbanización El Vivero, Santiago de Surco
Telephone:	317-6000

The Party that wants to modify any of the data above, shall communicate such decision in writing, via letter signed by its authorized representative.  Any modification shall only be in effect provided it has been communicated in writing with an anticipation of fifteen (15) calendar days, and in the case of the Client its new address is within the Lima city.

16.2.                    Non compliance with any of the requirements mentioned in the above point, the change shall not bring any effect whatsoever, and all communications sent pursuant the aforementioned terms shall be considered valid and correctly performed.

SEVENTEEN:                                                                                                                                                             EXPENSES

All expenses related to the execution of this Loan Agreement and all other Loan Documents, connected with the drafting, documentation, implementation and performance of the Loan shall be on the Clients expense.

The expenses include but are not limited to, expenses that result from the Bank’s legal advisory for the drafting and implementation of the Loan Documents and the notary and registration expenses (certified copies) for the notarially recorded instrument and registration as may be applicable, pertaining to the Loan Agreement and Loan Documents,  the expenses that must be made in accordance with the Loan Documents as well as all expenses, and legal costs that the Bank may incur to require compliance, be it judicial or extrajudicial regarding the obligations that result from this Loan Agreement, including proceedings for enforcing Guarantees, if pertaining.

EIGHTEEN:                                                                                                                                                                      ASSIGNMENTS

18.1.

The parties agree that the Bank shall be in a position to transfer the contractual standing pertaining to it regarding this Loan Agreement.  Likewise, the parties agree that the Bank may assign the total or sum of the rights and obligations that correspond to it regarding this Loan Agreement.  Under those presumptions, the transfer or assignment may imply that a fee for the administrative agent may be caused, which would be assumed by the Client only if such a transfer or assignment is caused by an express request by the Client.

The parties agree that in case the Bank decides to transfer its contractual standing in accordance with the paragraph above, the Client shall have the right to prepay the Loan in which case payment of the Prepayment Commission shall not be applicable only if the assignee bank is not included in the listing contained in Exhibit V.

18.2.

In order to allow the development of the provisions agreed according to the point above, the Client, in this act provides express consent and irrevocable authorization for the performance of such agreements related to assignment of contractual standing or assignments of rights and obligations.

18.3.

The parties agree that the Client shall not transfer or assign by no reason or by any title the rights or obligations that correspond to it as a consequence of this Loan Agreement without the previous authorization in writing by the Bank.

NINETEEN:                                                                                                                                                                        CONFIDENCIALITY

The Parties, its Affiliates or the Client´s shareholders shall not disclose any confidential information that may have been supplied exclusively for the execution of the Loan Agreement without the previous consent in writing by the Parties unless that (i) it is the case of their directors, officers, staff, agents, external legal advisors and counsels or others directly involved in the transaction, or (ii) potential participants or assignees in the transaction and, in such case, informing such advisors or potential participants the confidential nature or such information, or (iii) if it were required to disclose such information by a Governmental Authority in accordance with the Applicable Laws.

TWENTY:                                           INDEMNIZATION

The Client shall compensate and keep the Bank free from any damage and/or any of its Affiliates and/or related companies, as well as their respective officers, directors, staff, representatives and agents (every one of them, a “Subject of Indemnization”) against any damages, complaints, losses, detriments, debts, responsibilities and expenses (including reasonable fees and advisory expenses) determined by judicial or arbitral firm and final decision directly resulting from any of the activities indicated in this Loan Agreement, except when those damages, complaints, losses, detriments, debts, responsibilities and expenses are the direct consequence of performing with intent or gross inexcusable negligence attributable to the Subject of Indemnization as determined by judicial or arbitral firm and final decision.

In case the Bank finds itself involved in any action, administrative or judicial proceeding or investigation as a result of activities performed as provided in this document, the Client shall reimburse all legal expenses and/or those of any other nature that may have been made for the defense against such actions, proceedings or investigations, unless such action, proceeding or investigation are the consequence of intent or gross inexcusable negligence from the Bank, duly determined by a firm, non-appealable decision from a court with competent jurisdiction.

TWENTY-ONE:                 AMENDMENTS TO THE CONTRACT AND NO WAIVER

Any amendment or modification to the Loan Agreement or any consent for waiving the Client from the compliance of any obligation shall be valid and effective in the extent that such amendment, modification, waiver or consent is granted in writing and signed by the Bank and, in case of an amendment or modification to the Loan Agreement be also signed by the Client.

No failure on part of the Bank to exercise, or any delay in exercising, any right, power or waiver under the Loan Documents shall be considered as a waiver to those rights, powers or disclaimers, or any only or partial performance of such rights, powers or waivers shall not be taken as evasion for the exercise of any other right, power or waiver.  Waivers granted are accumulative and inclusive of any other waiver granted under the Applicable Laws.

Any disclaimer, waiver and/or liberation shall be construed and performed on a restrictive basis and for the specific purposes for which they were granted.

TWENTY-TWO:               JURISDICCIONAL SUBMISSION AND APPLICABLE LEGISLATION

22.1                        The Parties agree that for the effects of this Loan Agreement and the other Loan Document the laws of the Republic of Perú shall be applicable.

22.2                        The Parties agree to resolve any doubt, dispute, disagreement, issue or controversy that may result from this Loan Agreement through direct negotiation in good faith.

22.3                        If despite of the indicated above, the doubt, dispute, disagreement, issued or controversy that may result from this Loan Agreement would continue to exist including those of their interpretation, performance, nullity or invalidity, shall be settled through lawful arbitration with a suitable arbitral tribunal in charge made up of three (3) members that shall necessarily be lawyers, and to be performed in accordance with the Regulations for National and International

Arbitration and Conciliation of the Lima Chamber of Commerce on which Rules the Parties submit on an unconditional basis representing to know them and accept them totally.

Each of the parties shall appoint an arbitrator, within the fifteen (15) terms upon reception of the requirement for such appointment, who, in turn shall appoint the third one who shall chair the presidency of the Arbitral Tribunal.  In case any of the parties does not appoint its arbitrator within the term aforementioned, this shall be appointed by the Lima Chamber of Commerce.  In case the arbitrators appointed by the parties cannot reach an agreement on the appointment of the third arbitrator within the fifteen (15) Business Days counted starting from the appointment of the second arbitrator, this arbitrator shall be appointed by the Lima Chamber of Commerce.

22.4                        The arbitration shall be conducted in the city of Lima, in the Spanish language and its time frame shall not exceed one hundred (100) Business Days counted starting from the date of the installation of the Arbitral Tribunal until the dictation of the pertinent award.  The award shall be final, unappealable and of mandatory compliance from the notification serving to the parties.  The award has the effect of res judicata.

Likewise, the costs and expenses of the proceeding shall be entirely assumed by the party(ies) that is/are not benefitted from the decision of the Arbitral Tribunal, expenses which in addition must set and include in the award.

22.5                       Only a proceeding for annulment can be brought against the award.  The Party bringing the action for annulment and request suspension of the enforcement of the award must submit to the competent judicial authority, as an essential requisite, an unconditional, joint, irrevocable, automatic, guarantee issued by a first-rate Bank headquartered in Lima in favor of the other party, with a validity no less than a year that must be renewed and kept in force until the act of annulment reaches final resolution, in the amount of $50,0000.00 (Fifty Thousand and 00/100 Dollars) to guarantee faithful compliance of the award.  This indispensable requisite shall be enforceable even on cases in which the decision, total or partial, is merely declarative, not recoverable in money or requires a liquidation or determination that is not purely a mathematical operation.

This guarantee shall be returned to the Party that brought the action for annulment only in the case that such action is declared founded by a final decision.  Otherwise the guarantee shall be performed by the Party in which favor it has been issued and applied as a penalty.

22.6.                    The Parties agree that in case of the involvement of judges and ordinary courts is required, the parties expressly submit themselves to the jurisdiction of the judges and courts of Metropolitan  Lima judicial district relinquishing to the territorial competence that may be pertinent to them because of their legal addresses.

You add, Mr. Notary, the other provisions of law and put the preliminary agreement on notarial public record.

Lima, March 12, 2012

/s/ Jenny Rocío Oliveros Ames	/s/ Humberto Nadal Del Carpio
/s/ Alejandro Corzo De La Colina	/s/ Manuel Ferreyros Peña
The Bank	The Client

EXHIBIT   I:                       PAYMENT SCHEDULE

Currency	Nuevos Soles
Amount of Loan	US$ 75,000,000 in Nuevos Soles
Interest Rate	7.50%

Payment Date		Capital Amortization	Compensatory Interests	Installment
-	Availability Period	0%	[*]	Compensatory Interest
-	Availability Period	0%	[*]	Compensatory Interest
-	Availability Period	0%	[*]	Compensatory Interest
-	Availability Period	0%	[*]	Compensatory Interest
-	Availability Period	0%	[*]	Compensatory Interest
-	Availability Period	0%	[*]	Compensatory Interest
-	Availability Period	0%	[*]	Compensatory Interest
-	Availability Period	0%	[*]	Compensatory Interest
1	One	3.7500%	[*]	Compensatory Interest Plus Capital
2	Two	3.7500%	[*]	Compensatory Interest Plus Capital
3	Three	3.7500%	[*]	Compensatory Interest Plus Capital
4	Four	3.7500%	[*]	Compensatory Interest Plus Capital
5	Five	3.5000%	[*]	Compensatory Interest Plus Capital
6	Six	3.5000%	[*]	Compensatory Interest Plus Capital
7	Seven	3.5000%	[*]	Compensatory Interest Plus Capital
8	Eight	3.5000%	[*]	Compensatory Interest Plus Capital
9	Nine	3.2500%	[*]	Compensatory Interest Plus Capital
10	Ten	3.2500%	[*]	Compensatory Interest Plus Capital
11	Eleven	3.2500%	[*]	Compensatory Interest Plus Capital
12	Twelve	3.2500%	[*]	Compensatory Interest Plus Capital
13	Thirteen	3.1500%	[*]	Compensatory Interest Plus Capital
14	Fourteen	3.1500%	[*]	Compensatory Interest Plus Capital
15	Fifteen	3.1500%	[*]	Compensatory Interest Plus Capital
16	Sixteen	3.1500%	[*]	Compensatory Interest Plus Capital
17	Seventeen	3.0130%	[*]	Compensatory Interest Plus Capital
18	Eighteen	3.0150%	[*]	Compensatory Interest Plus Capital
19	Nineteen	3.0190%	[*]	Compensatory Interest Plus Capital
20	Twenty	3.0250%	[*]	Compensatory Interest Plus Capital
21	Twenty-One	2.9330%	[*]	Compensatory Interest Plus Capital
22	Twenty-Two	2.9440%	[*]	Compensatory Interest Plus Capital
23	Twenty-Three	2.9560%	[*]	Compensatory Interest Plus Capital
24	Twenty-Four	2.9700%	[*]	Compensatory Interest Plus Capital
25	Twenty-Five	2.7370%	[*]	Compensatory Interest Plus Capital
26	Twenty-Six	2.7550%	[*]	Compensatory Interest Plus Capital
27	Twenty-Seven	2.7750%	[*]	Compensatory Interest Plus Capital
28	Twenty-Eight	2.7980%	[*]	Compensatory Interest Plus Capital
29	Twenty-Nine	2.5730%	[*]	Compensatory Interest Plus Capital
30	Thirty	2.6000%	[*]	Compensatory Interest Plus Capital
31	Thirty-One	2.6280%	[*]	Compensatory Interest Plus Capital
32	Thirty-Two	2.6590%	[*]	Compensatory Interest Plus Capital

[*] The final schedule will be decided on the Consolidation Date.

EXHIBIT  II:                      PROMISSORY NOTE MODEL

Nº

PROMISSORY NOTE

FOR: S/.
EXPIRES ON:

We, CEMENTOS PACASMAYO S.A.A. (the “Debtor”), identified by Tax ID Number (RUC)  20419387658, with principal place of business at Calle La Colonia 150, Urbanización El Vivero, Santiago de Surco, Province and Department of Lima, acting by and through  [Humberto Nadal del Carpio], holder of National Identity Card Number (DNI) [07785454] and [Manuel Ferreyros Peña], holder of National Identity Card Number (DNI)  [08230897] as per powers registered in  [entry B12] of Card Number  11076338 of the Registry of Companies in and for Lima, owe and undertake to unconditionally repay to the order and make available to Banco de Crédito del Perú (the “Bank”) or to whom it would have transferred this Promissory Note the amount of S/. [                                                 (                                                                                      and 00/100 Nuevos Soles], amount received at our full satisfaction, and which at the time of expiration of this Promissory Note we undertake to repay in this city through funds immediately available and on the same currency at the Bank offices located for this purpose on Calle Centenario N° 156, La Molina, Lima, Perú or other offices that the Bank indicates or at the place where this Promissory Note is submitted for collection.

In addition to the amount of the capital in this Promissory Note, upon its expiration date, we undertake to pay a compensatory interest at the effective annual interest rate of 7.50% (seven point fifty per cent) on the capital plus pertinent taxes, fees and expenses, to accrue as of the date of issue of this Promissory Note until its total repayment. The above mentioned compensatory interest rate shall be calculated on a 360 calendar-day basis based on the days effectively elapsed with such interests calculated on the remaining sum of the capital.

Except as indicated, any increase in taxes in force at the time of issue of this Promissory Note may result in, subject to the applicable law, an increase of the rate of interest referred to in the above paragraph, with no need of previous formality, notice or authorization from the Debtor, fact that we represent to know and accept.

In case the owed amount under this Promissory Note is not repaid on its expiration date, we undertake to pay the moratory interests at a rate equal to 2% (two per cent) additional to the above mentioned compensatory rate which shall automatically accrue as of the expiration date in this Promissory Note until the day of its repayment plus notary expenses, costs and legal and extrajudicial costs made by the Bank due to our noncompliance.

Pursuant to the provisions in article 49° of the Security Act, passed by Law No. 27287, we expressly authorize that the holder of this Promissory Note may on its expiration date or after it, extend the expiration date either for its total amount, lower or higher amount it may deem appropriate to grant us, without request for our express signature, continuing with its execution with the sole basis being for its term having expired without being extended.

We explicitly and irrevocably authorize the Bank in order that on its expiration or after it, may arrange for charging, applying or compensating the necessary sums in our accounts or deposits, assets or securities that in any currency we have, individually or jointly with third parties, in said Bank or any of its affiliates or branches in Peru and overseas, in order that it takes payment of pertinent fees according to the Bank’s rates structure as well as to amortize or pay off interests, readjustments and/or this Promissory Note capital and other obligations as indicated therein with no need for previous notice or conformity afterwards, also for assuming all responsibility for the performance of mentioned actions. In case the mentioned charge is done on an account different to Nuevos Soles, the Debtor authorizes the Bank so that it applies the rate of exchange habitually applicable for this type of operations.

For all purposes and implications that may result from the issue of this Promissory Note, the Debtor represents that its place of business is at La Colonia 150, Urbanización El Vivero, Santiago de Surco, Santiago de Surco district, Province and Department of Lima.

In accordance with provisions in article 52°, Securities Act, it is expressly established that the present Promissory Note does not require to be protested. However, the holder is authorized to protest it for default if so deems advisable in which case we shall assume the expenses for such notarial act or the corresponding substitute formality.  The protest can be done by notification addressed at the Debtor’s place of business.

It is established that the obligations contained in this Promissory Note shall continue to exist even though the Promissory Note is in disadvantage because of the Bank.  The present agreement constitutes an agreement contrary to the provisions in article 1233° of the Civil Code.

It is also established that the accounts, deposits, assets or securities that we keep in the Bank or in any other of its subsidiaries or affiliates can be allocated for partial or total repayment of this Promissory Note, its interests, capital and/or other obligations as stated in this Promissory Note; and such assets remaining as first-class collaterals with rights for enforcement or direct realization and, in the case of assets different from money, to the best bidder, cleared from all responsibility for the price calculated as per article 1069° of the Civil Code.

We expressly subject ourselves to the jurisdiction and competence of Judges and Tribunals of the Lima Metropolitan Judicial District, waiving to the jurisdiction of our domicile, and referring as place of business for these purposes that which is previously provided.

This Promissory Note is governed by the laws of the Republica del Peru.

Lima,                              .

RUC N° :

Address:

Representatives:      [                      ], identified with  [                ]

Data of Powers Registration: [                                    ]

EXHIBIT III:      REIMBURSEMENT REQUEST

Lima, [•] [•] 2012

Señores

Banco de Crédito del Perú

Ciudad.-

Att: [•]

Dear Sirs:

This is to refer to the Medium-Term Loan Agreement executed on [•] [•] 2012 (the “Loan Agreement”).

In accordance with the provisions in the Clause 5.2.6, we hereby request to you to proceed with the disbursement of the sum of $ 75’000,000.00 (Seventy Five Million and 00/100 Dollars) in Nuevos Soles, under the proceeding contained in the Loan Agreement.  Said amount must be disbursed on [•] [•] 2012 in the following account:

Account Number [•]

Also, we represent the following:

1.              That, as of to date we have complied with every and each of the Conditions Precedents for the Disbursement.

2.              That, as of to date, all representations and warranties stated in the Agreement continue to be true, correct and accurate.

3.              That, as of to date, we are complying with our pertinent obligations in accordance with the Loan Agreement.

4.              That, as of to date, no Event of Default has been verified and they shall not as a result of the Reimbursement Request.

Truly yours,

Signature:
Name and Surnames:
Position:

Cementos Pacasmayo S.A.A.

EXHIBIT IV: SPECIFIC GUARANTEE

Point 1: Constitution of Guarantee

The Parties agree by this clause that the Loan shall be secured or substantiated the autonomous equity established in accordance with the Guarantee Trust Agreement keeping an assets coverage ratio to a realization value of 2x.

In this order of ideas, the Bank and the Client, with participation of the Representative of the Secured Creditors shall execute the Contract of Adhesion to the Master Agreement between Secured Creditors in order that the Bank becomes a New Secured Creditor.  The Contract of Adhesion to the Master Agreement between Secured Creditors must be executed in a term that must not exceed five (5) Business Days counted from the authorization granted by the Representative of the Secured Creditors.

Point 2: Enforcement of the Guarantee

Given the termination of the Loan Agreement or the terms of the Loan rendered overdue, the Bank through its “Agent” (as defined in the Master Agreement between Secured Creditors), shall send to the Representative of the Secured Creditors the Notification of the Event of Default, according to the following attached form requesting the enforcement of the Guarantee.

***

FORM: NOTIFICATION OF AN EVENT OF DEFAULT

Lima, [  ] [  ] 20[  ]

[Representative of Secured Creditors]

[Address]

-

Reference:             Notification of an Event of Default

Dear Sirs:

We are writing you with regard to the Master Agreement between Secured Creditors dated December 21, 2006, executed between el Banco de Crédito del Perú (acting as Representative of the Bondholders of the first issue of Cementos Pacasmayo Bonds; acting as Representative of the Bondholders of the second issue of Cementos Pacasmayo Bonds and acting as Secured Creditor); the Citibank N.A., acting as Secured Creditor; the Banco de Crédito del Perú acting as Representative of the Secured Creditors with the participation of Cementos Pacasmayos S.A.A., with its enclosures and amendments.  The words with the first letters in uppercase have the same meaning given to such word in the Master Agreement between Secured Creditors.

We hereby inform you that according to the provisions in the Loan Agreement executed between Banco de Crédito del Perú and Cementos Pacasmayo S.A.A. on [    ], [    ] , 2012, Cementos Pacasmayo S.A.A. has committed an Event of Default under said agreement.

Thus, we request that [state indication/proceed to enforce the Estate in Trust- if applicable]; also make this notification of Event of Default known to the other Agents.

Truly Yours,

Signature:
Name and Surnames:
Position:
[Guarantees Agent]

EXHIBIT V:  PERMITTED ASIGNEES

Banco de Crédito del Perú S.A.

The Bank of Nova Scotia

Banco Bilbao Vizcaya Argentaria (BBVA)

Citi Group Inc.

Banco Internacional del Perú S.A.A. (Interbank)

Hongkong Shanghai Banking Corporation Limited (HSBC)

Banco Santander

Banco Interamericano de Finanzas S.A. (BIF)

Deustche Bank AG

BNP Paribas

Natixis

Credit Suisse

Société Générale

Credit Agricole Corporate and Investment Bank (Crédit Agricole CIB)

Bank of America Merrill Lynch

JP Morgan Chase

Royal Bank of Scotland (RBS)

Bank of Tokio - Mitsubishi UFJ, Ltd

Sumitomo Mitsui Banking Corporation

Barclays PLC

ABN AMRO Bank N.V.

Standard Chartered Bank

Standard Bank

WestLB AG

Bank of China

China Development Bank (CDB)

Banco de Crédito e Inversiones (BCI)

Banco Español de Crédito S.A. (Banesto)

Bancolombia

Banco de Bogota

Banco Itaú S.A.

Corporación Andina de Fomento (CAF)

Corporación Financiera de Desarrollo S.A. (COFIDE)

Banco Interamericano de Desarrollo (BID)

Mercantil Commerzbank AG

Banco Latinoamericano de Comercio Exterior S.A. (Bladex)

Banco do Brasil S.A.

Wachovia Corporation

ING Bank N.V.

And any Affiliate of, or any other trust or fund in good faith already constituted or other entity habitually engaged or constituted with the object of performing, acquiring or investing in loans, income securities or other financial assets managed by any of the banks or financial institutions listed in the present Exhibit that are not hedge funds.